Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 and related joint proxy statement/prospectus of our report dated March 16, 2022, with respect to the consolidated financial statements of Calidi Biotherapeutics, Inc. (Company) as of December 31, 2021 and 2020 and for the two years then ended which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in this joint proxy statement/prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

February 10, 2023